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American Safety Insurance Holdings, Ltd.

Reports Net Earnings of $5.5 Million

HAMILTON, Bermuda, April 28, 2009 - American Safety Insurance Holdings, Ltd. (NYSE: ASI) today reported first quarter net earnings of $5.5 million, or $0.53 per diluted share, compared to $6.0 million, or $0.55 per diluted share, for the same period in 2008.

Financial highlights for the quarter included:

•	Gross premiums written decreased 6% to $50.9 million.
•	Net premiums earned increased 17% to $44.7 million.
•	Net investment income increased 6% to $7.8 million.
•	Cash flow from operations was $14.2 million compared to $1.8 million use of cash for the same period of 2008.
•	Combined ratio was 101.1% compared to 100.4% for the same period of 2008.
•	Loss ratio was 60.6% compared to 57.9% for the same period of 2008.
•	Expense ratio decreased to 40.5% from 42.5% for the same period of 2008.
•	Book value per share increased to $21.35 from $21.12 at December 31, 2008.
•	Annualized return on average equity was 10.0% compared to 9.8% for the same period of 2008.

First Quarter Results

Revenues for the quarter increased to $53.4 million, compared to $46.6 million for the 2008 first quarter, due primarily to a $6.6 million increase in net premiums earned for the quarter. Investment income totaled $7.8 million, an increase of $0.5 million, due to the growth in the investment portfolio as a result of positive cash flow. Despite the higher revenues, operating earnings, defined as net earnings excluding realized gains and losses, for the quarter were relatively flat at $5.6 million compared to $5.5 million for the same period in 2008, due to the impact of a higher loss ratio.

The combined ratio for the quarter was 101.1%, composed of a loss ratio of 60.6% and an expense ratio of 40.5%, compared to a combined ratio of 100.4%, with a loss ratio of 57.9% and an expense ratio of 42.5%, for the 2008 first quarter. The increase in the loss ratio was due primarily to one reinsurance treaty in our assumed reinsurance product line that we non-renewed. This treaty incepted in the second quarter of 2008 and was fully earned in the first quarter 2009. The decrease in the expense ratio for the quarter was due to growth in revenue exceeding the increase in operating costs and to lower acquisition costs in the assumed reinsurance business as we shift our focus from quota share to excess of loss treaties.

Book value per share increased to $21.35 compared to $21.12 at December 31, 2008, due to net earnings in the quarter partially offset by a $3.1 million increase in net unrealized losses.

Commenting on the results, Stephen R. Crim, President and Chief Executive Officer of American Safety Insurance Holdings, Ltd., said, “The first quarter results are in line with our expectations, including a decline in gross premiums written and an improvement in the Company’s expense ratio. Earnings for the quarter were solid, driven by improved investment income from a growing portfolio due to continued strong cash flow. I am pleased with the results for the quarter in the face of a competitive insurance market and a difficult economy.”

Conference Call

A conference call to discuss first quarter 2009 results is scheduled for Wednesday, April 29, 2009 at 9:00 a.m. (Eastern Daylight Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com, or the Company’s website at www.amsafety.bm. If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call. A transcript of the call will be available on the Company’s website beginning several days after the call.

This report contains forward-looking statements and non-GAAP financial measures. The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including insurance market conditions, premium growth, acquisitions and new products and the impact of new accounting standards. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectability of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions.

About Us:

American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, American Safety Risk Retention Group, Inc. and American Safety Assurance (Vermont), Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) VIII by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Julie McDonald
scrim@amsafety.bm	jmcdonald@amsafety.com
(441) 296-8560	(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(In thousands)

	Three Months Ended March 31,
	2009	2008
PREMIUM SUMMARY (in thousands)

Gross Premiums Written: Excess and Surplus Lines Segment
Environmental	$12,414	$13,247
Construction	4,528	8,864
Products Liability	1,983	1,365
Excess	1,861	2,461
Property	2,451	1,849
Surety	2,601	2,025
Healthcare	3,002	1,742
Total Excess & Surplus Lines Segment	28,840	31,553
Alternative Risk Transfer Segment
Specialty Programs	13,655	14,275

Assumed Reinsurance Segment	8,398	8,526
Total Gross Premiums Written	$50,893	$54,354

Net Premiums Written:
Excess and Surplus Lines Segment
Environmental	$10,112	$ 8,927
Construction	3,723	6,213
Products Liability	1,651	1,080
Excess	256	221
Property	1,786	1,297
Surety	1,876	1,697
Healthcare	1,952	1,132
Total Excess & Surplus Lines Segment	21,356	20,567

Alternative Risk Transfer Segment
Specialty Programs	9,490	9,413

Assumed Reinsurance Segment	8,884	8,526
Total Net Premiums Written	$39,730	$38,506

Net Premiums Earned:
Excess and Surplus Lines Segment
Environmental	$ 8,954	$ 8,606
Construction	6,544	10,353
Products Liability	1,382	1,015
Excess	433	179
Property	1,486	726
Surety	2,002	1,626
Healthcare	2,263	84
Total Excess & Surplus Lines Segment	23,064	22,589

Alternative Risk Transfer Segment
Specialty Programs	10,660	7,766

Assumed Reinsurance Segment	10,956	7,694
Total Net Premiums Earned	$44,680	$38,049

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(In thousands except per share data and percentages)

	Three Months Ended March 31,
	(Unaudited)
	2009	2008
INCOME STATEMENT DATA:
Revenues:
Direct and assumed premiums earned	$ 61,819	$ 54,062
Ceded premiums earned	(17,139)	(16,013)
Net premiums earned	44,680	38,049

Net investment income	7,790	7,327
Net realized (losses) gains	(44)	504
Fee income	933	727
Other income	19	15
Total revenues	53,378	46,622

Expenses:
Losses and loss adjustment expenses	27,073	22,030
Acquisition expenses	10,204	9,076
Payroll and related expenses	5,818	4,485
Other underwriting expenses	3,028	3,317
Interest expense	741	832
Corporate and other expenses	682	576
Total expenses	47,546	40,315

Earnings before income taxes	5,832	6,307
Income taxes	208	148
Net earnings before noncontrolling interest	$ 5,624	$6,159

Less: Net earnings attributable to the noncontrolling interest	79	138

Net earnings	$ 5,545	$ 6,021

Net earnings per share:
Basic	$0.54	$. 56
Diluted	$0.53	$ .55

Weighted average number of shares outstanding:
Basic	10,286,089	10,695,706
Diluted	10,474,968	10,990,235

Loss Ratio	60.6%	57.9%
Expense Ratio	40.5%	42.5%
GAAP combined ratio	101.1%	100.4%

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights (continued)

(In thousands except per share data)

	As of
BALANCE SHEET DATA:	3/31/2009	12/31/2008
	(unaudited)
Total investments	$ 687,209	$673,739
Total assets	1,036,776	1,026,364
Unpaid losses and loss adjustment expenses	603,328	586,647
Total liabilities	813,626	809,340
Total shareholders’ equity	219,989	217,024

Book value per share	$21.35	$ 21.12

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